Exhibit 99.1

Shaw Announces Organizational Changes

BATON ROUGE, La.--(BUSINESS WIRE)--November 19, 2012--The Shaw Group Inc. (NYSE: SHAW) today announced the following organizational changes:

Timothy J. Poché, who previously served as Shaw’s senior vice president and chief accounting officer, will join Shaw’s Power Group as senior vice president and chief financial officer. In his new role, he will hold responsibility for all finance and accounting operations within the Power Group. Mr. Poché joined Shaw with more than 20 years of service at Deloitte & Touche LLP.

James C. Wilems has been named interim vice president and chief accounting officer for the company. Mr. Wilems joined the company in July 2011 as senior director, corporate accounting. He previously worked at Accenture PLC, as senior manager of International Financial Reporting Standards, and also at accounting firms BDO Seidman as an assurance partner and audit and accounting director and Arthur Andersen as an assurance manager.

Jeffrey S. Merrifield has been named senior vice president of business development for Shaw’s Power Group, where he will oversee sales, marketing, and project and contract development for the company’s Nuclear, Fossil and Plant Services divisions. Mr. Merrifield joined Shaw in July 2007 as senior vice president of Shaw’s Power Group. He formerly served as a commissioner of the United States Nuclear Regulatory Commission for nine years.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, maintenance, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2012 annual revenues of $6 billion, Shaw has approximately 25,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com